Exhibit 99.1

                     First Consulting Group Appoints New CEO


     LONG BEACH, Calif.--(BUSINESS WIRE)--June 14, 2006--First Consulting Group (Nasdaq: FCGI) today announced the appointment of Larry R. Ferguson as Chief Executive Officer and as a member of the Board of Directors, effective June 26, 2006. Mr. Ferguson will have responsibility for management of all FCG's businesses and will report to the Company's Board of Directors.
     Mr. Ferguson has more than twenty-five years of successful experience in information technology. He spent the majority of his career as President of First Data Health Systems Corporation and its predecessor companies, where he led its growth to one of the world's largest healthcare information technology companies at that time. He has also held sales and senior management positions with XEROX, Baxter International, and American Express.
     Douglas G. Bergeron, Chairman of the Board, said, "Larry Ferguson has a demonstrated track record of success in overseeing, managing, advising and growing healthcare technology businesses. His client focus and leadership capabilities are well matched to our needs and we are very pleased to appoint an individual of Larry's caliber to lead our management team. I also wish to acknowledge the outstanding job that Steve Heck and the management team have done during the past seven months in taking actions and providing the leadership needed to keep our business moving ahead."
     Steven Heck and the remainder of the management executive committee will report to Mr. Ferguson.

     About FCG

     First Consulting Group (FCG) is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore resources, FCG provides low cost, high quality services to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.


     CONTACT: First Consulting Group
              Julie A. Johnson, 562-625-5243
              or
              Thomas Reep, 562-624-5250
              or
              M Booth & Associates
              Kurt Rossler/Keith Campbell, 212-481-7000